EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Tennessee Commerce Bancorp, Inc.

381 Mallory Station Lane, Suite 207

Franklin, TN 37067-8264

We consent to the use in this Registration Statement on Form S-8 of our report, dated March 9, 2010, with respect to the consolidated balance sheets of Tennessee Commerce Bancorp, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Tennessee Commerce Bancorp, Inc.

/s/  KraftCPAs PLLC

Nashville, Tennessee

December 16, 2010